Exhibit 99.1

Wright Express Reports Fourth Quarter and Full Year 2009 Financial Results

Fourth Quarter Results Exceed High End of Guidance;

For Full Year 2009 Company Adds Nearly 500,000 New Vehicles and MasterCard Purchase Volume Exceeds $3 Billion

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 10, 2010--Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three and 12 months ended December 31, 2009.

Total revenue for the fourth quarter of 2009 increased 4% to $83.8 million from $80.9 million for the fourth quarter of 2008. Net income to common shareholders on a GAAP basis was $12.1 million, or $0.31 per diluted share, compared with $65.2 million, or $1.66 per diluted share, for the comparable quarter a year earlier.

On a non-GAAP basis, the Company’s adjusted net income for the fourth quarter of 2009 was $22.1 million, or $0.56 per diluted share, compared with $12.5 million, or $0.32 per diluted share, for the year-earlier period.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the fourth quarter of 2009, the Company’s GAAP financial results include an unrealized $14.0 million pre-tax, non-cash, mark-to-market loss on these instruments. For the fourth quarter of 2008, the Company reported an unrealized pre-tax, non-cash, mark-to-market gain of $86.2 million.

Total revenue for the year ended December 31, 2009 was $318.2 million compared with $393.6 million in 2008. Net income for 2009 on a GAAP basis was $139.7 million, or $3.55 per diluted share, compared with $127.6 million, or $3.22 per diluted share, for the prior year. On a non-GAAP basis, adjusted net income for full-year 2009 was $85.6 million, or $2.18 per diluted share, compared with $74.1 million, or $1.88 per diluted share, in 2008, which is an increase of 16%.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP, for the three- and 12-month periods ended December 31, 2009 and December 31, 2008.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

Fourth-Quarter 2009 Performance Metrics

  Average number of vehicles serviced was flat with the fourth quarter of 2008 at approximately 4.6 million.
  Total fuel transactions processed declined 5% from the fourth quarter of 2008 to 63.5 million. Payment processing transactions decreased 2.5% to 50.2 million, and transaction processing transactions decreased 13% to 13.3 million.
  Total revenue for the fleet segment decreased 1% from the fourth quarter of 2008 to $73.7 million.
  Fleet payment processing revenue decreased 5% from the fourth quarter of 2008 to $48.1 million.
  Average expenditure per payment processing transaction increased 2% from the fourth quarter of 2008 to $53.87.
  Average retail fuel price increased 2% to $2.65 per gallon from $2.59 per gallon in the fourth quarter of 2008.
  Total MasterCard purchase volume grew 34% to $787 million, from $586 million for the fourth quarter of 2008.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2009. This table is presented as Exhibit 2.

Management Comments on the Fourth Quarter

“We are continuing to manage our way through a tough environment, and Wright Express performed very well this quarter,” said Michael Dubyak, Chairman and CEO. “Total revenue and adjusted net income both exceeded the high end of our guidance range.”

“We are staying focused on strengthening our customer value proposition and improving our performance at the front end of the business,” Dubyak said. “As a result, in 2009 we were able to offset the recession-driven contraction in our installed customer base by adding nearly 500,000 new fleet vehicles to our portfolio.”

“At the same time, our recent investments in diversification have become increasingly important to our growth,” said Dubyak. “In aggregate, our diversified businesses grew to $61 million, or approximately 19% of our total revenue, in 2009 from $49 million, or 12% of total revenue, in 2008. This growth was led by our MasterCard business, which recorded more than $3 billion in purchase volume for the year – a 28% increase from 2008.”

“In addition to focusing on the front end of our business and diversifying our revenues, we have also been effectively managing our credit loss and other operating expenses, and Wright Express continues to generate solid free cash flow,” Dubyak said. “As a result, we are in a strong position strategically and competitively as we begin 2010. We have the advantages of a unique financing model including an industrial bank charter. We continue to have world-class customer satisfaction levels and very low attrition rates, and our fleet and MasterCard new business pipelines are very full.”

Financial Guidance

Wright Express Corporation is issuing financial guidance for the first quarter and full-year 2010. This guidance assumes that economic conditions will remain stable during the year. As a result, the Company anticipates that volume in the installed customer base will be slightly negative to slightly positive, as compared with 2009.

The guidance below also assumes a significant year-over-year increase in average fuel prices, partially countered by the Company’s fuel-price derivative instruments. This guidance further assumes that first-quarter 2010 credit loss will range from 24 to 29 basis points, and that credit loss for full-year 2010 will range from 18 to 23 basis points. In addition, the Company expects interest rates to increase in 2010 from their current historically low levels.

The Company’s guidance does not reflect the impact of any stock repurchases that may occur in 2010. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments and the amortization of purchased intangibles. The fuel prices referenced below are based on the applicable NYMEX futures price:

  For the first quarter of 2010, Wright Express expects revenue in the range of $82 million to $87 million. This is based on an assumed average retail fuel price of $2.78 per gallon.
  Adjusted net income for the first quarter of 2010 is expected to be in the range of $21 million to $23 million, or $0.53 to $0.58 per diluted share, based on approximately 39 million shares outstanding.
  For the full year 2010, the Company expects revenue in the range of $360 million to $370 million. This is based on an assumed average retail fuel price of $2.80 per gallon.
  Adjusted net income for full-year 2010 is expected to be in the range of $89 million to $97 million, or $2.26 to $2.46 per diluted share, based on approximately 39 million shares outstanding.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, February 10, 2010, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.6 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: the Company’s focus on customer value proposition and improving performance of the front end of the business; the Company’s strategic and competitive position; underlying assumptions used in establishing the Company’s financial guidance; and, financial guidance. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion efforts; the impact and range of first quarter and full year credit losses; the amount of full year interest rates, as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report for the year ended December 31, 2008, filed on Form 10-K with the Securities and Exchange Commission on February 27, 2009 and the Company’s subsequent periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues
Payment processing revenue	$56,963	$56,236	$215,620	$297,441
Transaction processing revenue	4,333	4,778	17,532	19,339
Account servicing revenue	9,194	7,975	37,001	30,631
Finance fees	9,683	7,864	32,816	31,043
Other	3,081	2,845	12,011	11,549

Total service revenues	83,254	79,698	314,980	390,003

Product revenues

Hardware and equipment sales	526	1,169	3,244	3,579

Total revenues	83,780	80,867	318,224	393,582

Expenses
Salary and other personnel	20,331	16,931	75,123	66,969
Service fees	8,219	4,732	27,666	20,361
Provision for credit losses	5,246	14,477	17,715	45,021
Technology leasing and support	2,506	2,032	9,327	8,510
Occupancy and equipment	2,401	3,376	8,718	9,159
Depreciation and amortization	5,988	5,481	21,930	20,123
Operating interest expense	2,385	7,326	13,274	34,993
Cost of hardware and equipment sold	409	1,054	2,803	3,155
Other	6,187	6,444	23,518	23,859

Total operating expenses	53,672	61,853	200,074	232,150

Operating income	30,108	19,014	118,150	161,432

Financing interest expense	(787)	(2,736)	(6,210)	(11,859)
Loss on foreign currency transactions	(12)	---	(40)	---
Gain on settlement of portion of amounts due under tax receivable agreement	---	---	136,485	---
Net realized and unrealized gains (losses) on fuel price derivatives	(8,772)	87,082	(22,542)	55,206
(Increase) decrease in amount due under tax receivable agreement	(29)	145	(599)	(9,014)

Income before income taxes	20,508	103,505	225,244	195,765

Income taxes	8,379	38,354	85,585	68,125

Net income	$12,129	$65,151	$139,659	$127,640

Earnings per share:
Basic	$0.32	$1.69	$3.65	$3.28
Diluted	$0.31	$1.66	$3.55	$3.22

Weighted average common shares outstanding:
Basic	38,238	38,544	38,303	38,885
Diluted	39,329	39,373	39,364	39,787

WRIGHT EXPRESS CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31,
	2009	2008

Assets
Cash and cash equivalents	$39,304	$183,117
Accounts receivable (less reserve for credit losses of $10,660 in 2009 and $18,435 in 2008)	844,152	702,225
Income taxes receivable	—	7,903
Available-for-sale securities	10,596	12,533
Fuel price derivatives, at fair value	6,152	49,294
Property, equipment and capitalized software, net	44,991	44,864
Deferred income taxes, net	183,602	239,957
Goodwill	315,227	315,230
Other intangible assets, net	34,815	39,922
Other assets	20,823	16,810

Total assets	$1,499,662	$1,611,855

Liabilities and Stockholders' Equity
Accounts payable	$283,149	$249,067
Accrued expenses	30,861	34,931
Income taxes payable	1,758	—
Deposits	423,287	540,146
Borrowed federal funds	71,723	—
Revolving line-of-credit facilities	128,000	170,600
Other liabilities	1,815	3,083
Amounts due under tax receivable agreement	107,753	309,366
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock;
0.1 shares issued and outstanding	10,000	10,000

Total liabilities	1,058,346	1,317,193

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,167 in 2009 and 40,966 in 2008 shares issued; 38,196 in 2009 and 38,244 in 2008 shares outstanding	412	410
Additional paid-in capital	112,063	100,359
Retained earnings	412,138	272,479
Other comprehensive (loss) income, net of tax:
Net unrealized loss on available-for-sale securities	23	(53)
Net unrealized loss on interest rate swaps	(176)	(1,736)
Net foreign currency translation adjustment	(134)	(55)

Accumulated other comprehensive loss	(287)	(1,844)

Less treasury stock at cost, 2,971 shares in 2009 and 2,722 shares in 2008	(83,010)	(76,742)

Total stockholders' equity	441,316	294,662

Total liabilities and stockholders' equity	$1,499,662	$1,611,855

WRIGHT EXPRESS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Year ended December 31,
	2009	2008

Cash flows from operating activities
Net income	$139,659	$127,640
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Net unrealized loss (gain) on derivative instruments	43,142	(90,892)
Stock-based compensation	5,736	5,216
Depreciation and amortization	22,559	20,588
Loss on extinguishment of debt	—	—
Gain on settlement of portion of amounts due under tax receivable agreement	(136,485)	—
Loss on sale of investment	15	—
Deferred taxes	59,558	41,967
Provision for credit losses	17,715	45,021
Loss on disposal and impairment of property and equipment	44	108
Loss on impairment of internal-use software under development	814	1,538
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(159,623)	362,444
Other assets	(4,641)	(328)
Accounts payable	34,053	(156,463)
Accrued expenses	(1,651)	(1,105)
Income taxes	12,348	(4,934)
Other liabilities	(1,282)	(1,475)
Amounts due under tax receivable agreement	(65,128)	(10,146)

Net cash provided by (used for) operating activities	(33,167)	339,179

Cash flows from investing activities
Purchases of property and equipment	(17,848)	(16,111)
Sale of available-for-sale securities	7	—
Purchases of available-for-sale securities	(160)	(4,301)
Maturities of available-for-sale securities	2,194	1,255
Purchases of fleet card receivables	—	—
Purchase of trade name	—	(44)
Acquisitions, net of cash acquired	—	(41,613)

Net cash used for investing activities	(15,807)	(60,814)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	—	113
Repurchase of shares to satisfy tax withholdings	(1,464)	(2,225)
Proceeds from stock option exercises	585	415
Net (decrease) increase in deposits	(116,859)	(58,943)
Net increase (decrease) in borrowed federal funds	71,723	(8,175)
Net (repayments) borrowings on 2007 revolving line-of-credit facility	(42,600)	(28,800)
Loan origination fees paid for 2007 revolving line-of-credit facility	—	(1,556)
Net repayments on 2005 revolving line-of-credit facility	—	—
Repayments on term loan	—	—
Repayments of acquired debt	—	—
Purchase of shares of treasury stock	(6,268)	(39,031)

Net cash (used for) provided by financing activities	(94,883)	(138,202)

Effect of exchange rates on cash and cash equivalents	44	(65)

Net change in cash and cash equivalents	(143,813)	140,098
Cash and cash equivalents, beginning of period	183,117	43,019

Cash and cash equivalents, end of period	$39,304	$183,117

Exhibit 1 Wright Express Corporation Reconciliation of Adjusted Net Income to GAAP Net Income Fourth Quarter and Full Year 2009 and 2008 (in thousands) (unaudited)

	Three months ended December 31, 2009	Three months ended December 31, 2008	12 months ended December 31, 2009	12 months ended December 31, 2008

Adjusted net income	$22,053	$12,518	$85,616	$74,148
Non-cash, mark-to-market adjustments on derivative instruments	(13,997)	86,240	(43,142)	90,892
Amortization of purchased intangibles	(1,274)	(1,499)	(5,066)	(4,854)
Asset impairment charge	(393)	(1,538)	(814)	(1,538)
Non-cash adjustments related to tax receivable agreement	(29)	--	(599)	--
Gain on extinguishment of liability	--	--	136,485	--
Tax impact of foregoing adjustments	5,769	(30,570)	(32,821)	(31,008)
GAAP net income	$12,129	$65,151	$139,659	$127,640

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company’s deferred tax asset and related changes in the tax-receivable agreement, non-cash asset impairment charges and the gains on the extinguishment of a portion of the tax receivable agreement. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision.

Exhibit 2 Wright Express Corporation Selected Non Financial Metrics and Definitions

	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	50,235	53,036	51,579	49,297	51,509
Gallons per payment processing transaction	20.4	20.4	20.4	20.3	20.3
Payment processing gallons of fuel (000s)	1,023,346	1,080,678	1,050,835	1,003,189	1,047,627
Average fuel price	$2.64	2.58	2.33	2.00	2.59
Payment processing $ of fuel (000s)	$2,706,295	2,784,619	2,443,482	2,010,123	2,713,812
Net payment processing rate	1.78%	1.80%	1.85%	1.94%	1.86%
Fleet payment processing revenue (000s)	$48,127	50,211	45,205	38,988	50,407

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$786,510	875,752	771,469	649,048	585,967
Net interchange rate	1.12%	1.10%	1.11%	0.93%	0.99%
MasterCard payment processing revenue (000s)	$8,836	9,660	8,589	6,004	5,830

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

The new vehicle calculation represents the vehicle count of new customers signed during the period and incremental vehicles added by customers signed during the prior 12-month period.

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Steve Elder, 207-523-7769
Steve_Elder@wrightexpress.com